Exhibit 23.a

                     CONSENT OF INDEPENDENT
                           ACCOUNTANTS


     We consent to the incorporation by reference in the prospectus included in this Registration Statement of Masco Corporation on Form S-3 of our report dated February 24, 1994, on our audits of the consolidated financial statements and financial statement schedules of Masco Corporation and subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which report is included in Masco Corporation's Annual Report on Form 10-K for the year ended
December 31, 1993. We also consent to the reference to our Firm under the caption "Experts" in such prospectus.


/s/ Coopers & Lybrand

Detroit, Michigan
June 3, 1994